                                  EXHIBIT 2(a)

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  by and among

                               DRPAULA.COM, INC.,

                           PEDIANET ACQUISITION CORP.,

                                       and

                               PEDIANET.COM, INC.

Table of Contents

1.  Definitions                                                           1
2.  The Merger                                                            2
3.  Conversion of the Company Shares                                      3
4.  The Company's Obligations to the Company Shareholders                 7
5.  Representations and Warranties of the Company
         Shareholders                                                     7
6.  Representations and Warranties of the Company                         7
7.  Representations and Warranties of the Parent
         and Newco                                                       18
8.  Covenants, Representations, and Warranties
     of the Principal Company Shareholders                               30
9.  Covenants of the Company                                             30
10. Covenants of the Parent                                              31
11. Mutual Covenants                                                     32
12. Conditions to the Closing                                            36
13. The Closing                                                          37
14. Indemnification                                                      38
15. Survival of Provisions                                               43
16. Expenses                                                             43
17. Miscellaneous                                                        43

                                   Schedules:

Schedule 3(a)(3)           Finder's Fees Persons
Schedule 6(a)              Subsidiaries
Schedule 6(d)              Company Compensatory Stock Options
Schedule 6(e)              Company Shareholders
Schedule 6(g)              Indebtedness of the Company
Schedule 6(h)(14)          Company Leases
Schedule 6(h)(21)          Company Payables
Schedule 6(k)              Company Litigation
Schedule 6(o)              Company Contracts
Schedule 6(s)              Company Insurance
Schedule 6(u)              Company Transactions with Affiliates
Schedule 6(y)              Company Directors and Officers
Schedule 6(z)              Company Intellectual Property
Schedule 7(e)              Indebtedness of the Parent
Schedule 7(f)(2)           Distributions
Schedule 7(f)(14)          Parent Leases
Schedule 7(m)              Parent Contracts
Schedule 7(q)              Parent Insurance
Schedule 7(r)              Parent Pending Transactions
Schedule 7(s)              Parent Transactions with Affiliates
Schedule 7(w)              Parent Directors and Officers, etc.
Schedule 7(x)              Parent Intellectual Property

                                    Exhibits:

Exhibit 3(b)               Escrow Agreement
Exhibit 3(e)               Registration Rights Agreement
Exhibit 11(e)(1)           Elbirt Employment Agreement
Exhibit 11(e)(2)           Engel Employment Agreement
Exhibit 11(f)              CA Consulting Services Consulting Agreement

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         This Agreement and Plan of Reorganization and Merger (this "Agreement") is executed and delivered effective as of February 19, 2001 by and among drpaula.com, Inc., a Delaware corporation (the "Company"), PediaNet Acquisition Corp., a Delaware corporation ("Newco"), and PediaNet.com, Inc., a Georgia corporation (the "Parent") (each of the foregoing individually a "Party," collectively the "Parties").

         WHEREAS, the Parties desire to cause the merger of Newco into the Company (the "Merger"); and

         WHEREAS, the Parties desire that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code (as the term "Code" is hereinafter defined);

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties, and covenants hereinafter set forth, the Parties hereby agree and covenant as follows:

                                 1. DEFINITIONS

         Certain of the capitalized terms used in this Agreement shall have the following meanings unless the context otherwise specifically requires:

         "Affiliate" means any of the Principal Company Shareholders (as the term "Principal Company Shareholders" is hereinafter defined), and any parent, grandparent, child, brother, sister, or spouse of any of the foregoing who resides in the household of such Principal Company Shareholder, and any corporation, partnership, trust, or other entity controlled by or under common control with any such persons.

         "Closing" means the completion of the delivery of the documents contemplated by Section 13.

         "Closing Date" means the date on which the Closing is completed.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Shareholders" means the persons named on the attached Schedule 6(e), and "Company Shareholder" means any one (1) of the Company Shareholders.

         "Company Shares" means all of the issued and outstanding shares of capital stock of the Company, the same being six million four hundred seventy-two thousand three hundred (6,472,300) shares of $.001 par value common stock, plus shares to be issued by the Company after the date of this Agreement in connection with the cancellation, before the Closing Date, of the compensatory stock options referred to in Section 6(d) (such shares in the aggregate being the "Company Common Stock"), and two hundred thousand (200,000) shares of $.001 par value Series A Convertible Preferred Stock (the "Company Preferred Stock"), and "Company Share" means one (1) Company Share.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Parent Shares" means all fully paid and non-assessable shares of common stock of the Parent, par value $.001 per share, now issued and outstanding, and to be issued hereunder and otherwise, and "Parent Share" means one (1) share of the Parent Shares.

         "Principal Company Shareholders" means Paula Elbirt, M.D. ("Elbirt"), Harold Engel ("Engel"), Alan G. Cohen ("Cohen"), and Acorn Technology Fund, L.P. ("Acorn"), and "Principal Company Shareholder" means any one (1) of the Principal Company Shareholders.

         "Section" means, unless otherwise indicated, a Section of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tax" or "Taxes" means all Federal, state, local, and foreign taxes and tax assessments of any kind imposed on the Company for all periods through the end of the taxable year in which the Closing occurs, including all interest, penalties, and additions imposed with respect to such amounts.

                                  2. THE MERGER

         (a) The Merger. Upon the terms and subject to the conditions set forth herein, at the Closing Date Newco shall be merged with and into the Company, the separate existence and corporate organization of Newco shall cease, and thereupon Newco and the Company shall be a single corporation, with the Company as the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be drpaula.com, Inc. The Merger shall have the effects set forth in Section 259(a) of the General Corporation Law of the State of Delaware.


         (b) Effective Date of the Merger. The Merger shall become effective on or following the Closing Date upon a properly executed certificate of merger being duly filed with the Secretary of State of the State of Delaware.

         (c) Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company in effect on the Closing Date shall be the Certificate of Incorporation of the Surviving Corporation. The By-Laws of the Company in effect on the Closing Date shall be the By-Laws of the Surviving Corporation.

         (d) Directors and Officers of the Surviving Corporation. Upon the effectiveness of the Merger, the number of directors of the Surviving Corporation shall be seven (7), with the directors of Newco immediately before the Merger being six (6) of such seven (7) directors, and such seven (7) directors shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and the By-Laws of the Surviving Corporation, or as otherwise provided by law. The officers of Newco immediately prior to the Closing Date shall be the officers of the Surviving Corporation, except that Engel shall be the President of the Surviving Corporation, and such officers and Engel shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and the By-Laws of the Surviving Corporation, or as otherwise provided by law. On the Closing Date, Engel shall become an advisor to the Board of Directors of the Parent.

                       3. CONVERSION OF THE COMPANY SHARES

         (a) Issuance of Parent Shares. At the Closing, eight million (8,000,000) Parent Shares (subject to appropriate adjustment for any stock splits, reverse stock splits, reclassifications, or other similar events after the date of this Agreement) shall be issued by the Parent under this Agreement, as follows:

                  (1) No less than two million eight hundred thousand (2,800,000) Parent Shares and no more than four million six hundred thousand (4,600,000) Parent Shares shall be issued to Acorn, the holder of all of the Company Preferred Stock, such number of Parent Shares to be determined, subject to the foregoing minimum number and maximum number of Parent Shares, by dividing
(A) the sum of (i) two million one hundred thousand dollars ($2,100,000), plus
(ii) all accrued but unpaid dividends on the Company Preferred Stock through the Closing Date, by (B) the average closing price for the Parent Shares on the primary exchange, quotation system, or electronic bulletin board on which the Parent Shares are then trading for the ninety (90)-day period ending on the first anniversary of the Closing Date;

                  (2) Nine hundred thousand (900,000) Parent Shares shall be issued to Kidsdoc, Inc. ("Kidsdoc"), the holder of the Company's note payable to Kidsdoc in the principal amount of three hundred thousand dollars ($300,000) (the "Kidsdoc Note"), in complete satisfaction of the Company's obligation under the Kidsdoc Note (including accrued interest thereon);

                  (3) Four hundred thousand (400,000) Parent Shares which would otherwise be issued to the Company Shareholders other than Acorn shall, instead, be issued to the persons whose names are set forth on the attached Schedule 3(a)(3) (the "Schedule 3(a)(3) Persons") as a finder's fee payable to the
Schedule 3(a)(3) Persons; and

                  (4) An amount equal to the excess of (a) eight million (8,000,000) Parent Shares, over (b) the sum of (i) the number of Parent Shares issued to Acorn pursuant to Section 3(a)(1), plus (ii) the number of Parent Shares issued to Kidsdoc pursuant to Section 3(a)(2), plus (iii) the number of Parent Shares issued to the Schedule 3(a)(3) Persons pursuant to Section 3(a)(3), shall be issued to the holders of the Company Common Stock, pro rata, based on the number of shares of Company Common Stock owned by such holders. For purposes of this Section 3(a)(4), the number of shares of Company Common Stock owned by such holders shall be determined as if all of the compensatory stock options referred to in this Agreement were exercised by the holders of such compensatory stock options, with the result that the holders of such compensatory stock options will be treated as though they were the owners of the Company Common Stock to which they would otherwise be entitled if they had exercised such compensatory stock options prior to the Closing Date. Acorn shall not participate in the issuance of the Parent Shares pursuant to this Section 3(a)(4).

         (b) Escrow of the Parent Shares.

                  (1) Notwithstanding anything to the contrary contained in
Section 3(a), all of the Parent Shares to be issued pursuant to Section 3(a)(1),
Section 3(a)(2), and Section 3(a)(4) (but none of the Parent Shares to be issued pursuant to Section 3(a)(3)) shall be placed in escrow, with Bondy & Schloss LLP acting as the escrow agent (the "Escrow Agent") for such Parent Shares in accordance with the terms of the Escrow Agreement attached as Exhibit 3(b), until the end of the one (1)-year period following the Closing Date; provided, however, that, in the event that, prior to the end of such one (1)-year period,
(A) any Tax authority informs the Parent or the Surviving Corporation, in writing, that an examination of any Tax return of the Company will take place with respect to any taxable year of the Company ending prior to the year in which the Closing Date occurs, such number of the Parent Shares issued pursuant to Section 3(a) (but only to the extent set forth in Section 3(b)(2)) will remain in escrow, beyond such one (1)-year period, until the later of (i) such time as such examination or examinations have terminated pursuant to written notice of such authority, or (ii) any determination by any court of the Company's liability for tax, interest, and/or penalty is final and conclusive, and cannot be reviewed by any other court; and (B) any action is commenced against the Parent or the Surviving Corporation with respect to, or arising out of, environmental matters relating to the Company, for periods ending on the Closing Date, affecting off-site properties (i.e., properties not owned or leased by the Surviving Corporation), such number of the Parent Shares issued pursuant to Section 3(a) (but only to the extent set forth in Section 3(b)(2)) will remain in escrow, beyond such one (1)-year period, until the later of (i) such time that such action has terminated pursuant to written agreement of the parties to such action, or (ii) any determination by any court of the liability, if any, of the Parent or the Surviving Corporation is final and conclusive, and cannot be reviewed by any other court. Notwithstanding the foregoing, the Parent Shares issuable to Acorn shall not be subject to any escrow that remains beyond such one (1)-year period.

                  (2) The maximum number of Parent Shares that are referred to in Section 3(b)(1) that shall remain in escrow beyond the one (1)-year period referred to in Section 3(b)(1)(A) and (B), and which Parent Shares while held in escrow will serve as the exclusive source of recovery by the Parent from any Company Shareholders (other than Acorn) under Section 14 (but excluding for this purpose recovery, from such Company Shareholders other than Acorn, for Taxes referred to in Section 15(b)) shall be equal to the quotient obtained by dividing (A) two hundred fifty thousand dollars ($250,000) by (B) the average closing price set forth for the Parent

Shares on the primary exchange, quotation system, or electronic bulletin board on which the Parent Shares are then trading for the ninety (90)-day period ending on the Closing Date (taking into account, for purposes of determining such average closing price, that the Parent has distributed during such ninety
(90)-day period a stock dividend of three shares for each share outstanding); provided, however, that the Parent Shares that shall so remain in escrow shall not include any Parent Shares to be issued to Acorn pursuant to Section 3(a)(1).

                  (3) Notwithstanding that the Parent Shares shall be held in escrow pursuant to this Section 3(b), the Company Shareholders shall be entitled to vote such Parent Shares, and to receive any distributions with respect to such Parent Shares, while such Parent Shares are held in escrow; provided, however, that such rights as they pertain to the Principal Company Shareholders shall be as provided in the Stock Transfer Agreement executed in connection herewith among Acorn, Engel, Elbirt, Cohen, the Parent, and the Escrow Agent (the "Transfer Agreement").

         (c) No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued pursuant to this Section 3. Instead, notwithstanding anything to the contrary contained in Section 3(a), any fractional interests distributable to any person pursuant to Section 3(a) shall be rounded up to the next whole number of a Parent Share.

         (d) Transfer Taxes. If any certificates for any of the Parent Shares are to be issued in a name other than that in which the certificate(s) representing the Company Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Notwithstanding the foregoing, no Party shall be liable to a Company Shareholder for any Parent Shares or dividends thereon or proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

         (e) Registration Rights. The Parent Shares to be issued and distributed hereunder shall be unregistered and subject to the restrictions of Rule 144 of the Securities Act of 1933, as amended, but will have piggyback registration rights beginning not earlier than one (1) year after the Closing Date, pursuant to the terms of the Registration Rights Agreement attached as Exhibit 3(e). Such registration rights shall be available only in connection with a firmly underwritten offering by the Parent or in connection with a demand made by another shareholder of the Parent, in either event which is filed following such one (1)-year period, and will be on customary terms, including, without limitation, underwriter cutback and consent provisions and priority of inclusion in such registration statement.

                          4. THE COMPANY'S OBLIGATIONS
                           TO THE COMPANY SHAREHOLDERS

         Except as otherwise provided in this Agreement, neither the Parent nor the Surviving Corporation shall be obligated to pay, perform, discharge, or guarantee any liabilities or obligations (whether absolute or contingent, disclosed or undisclosed) of the Company to any Company Shareholder or Affiliate (including the Company's obligation to Kidsdoc under the Kidsdoc Note, and the Company's obligation to the Section 3(a)(3) Persons).

                        5. REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY SHAREHOLDERS

         Each Company Shareholder will be separately representing and warranting to the Parent and the Surviving Corporation that which is set forth on each such Company Shareholder's Letter of Transmittal that will accompany the delivery of such Company Shareholder's Company Shares to the Parent following the Merger.

                6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company warrants to the Parent as follows:

         (a) Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and in good standing under the laws of any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite power and authority to own its assets and carry on its business as presently conducted, and to enter into and perform this Agreement. Except as shown on the attached
Schedule 6(a), the Company does not own any controlling interest in any corporation, partnership, joint venture, or other business entity. Copies of the Certificate of Incorporation and the By-Laws of the Company have been delivered to the Parent, and such copies are true, complete, and correct, and in full force and effect.



         (b) Authorization; Binding Effect. Following the approval of this Agreement by such number of the Company Shareholders as is required by the laws of the State of Delaware and the Company's Certificate of Incorporation, the execution, delivery, and performance of this Agreement will have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, upon the approval by such required number of the Company Shareholders, the execution and delivery of this Agreement will constitute, the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery of this Agreement by the Company or any other document or instrument to be executed by the Company pursuant to this Agreement or otherwise in connection herewith, nor the consummation by the Company of the transactions contemplated hereby or thereby, will result in any material breach of or constitute a material default (or, with notice or lapse of time or both, would become a material default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company, under the Certificate of Incorporation or the By-Laws of the Company, or the terms of any material contract, instrument, or other agreement to which the Company is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to the Company, which would have a material adverse effect on the business of the Company.

         (d) Capitalization of the Company. The Company's authorized capital stock consists of ten million (10,000,000) shares of common stock, $.001 par value each, of which six million four hundred seventy-two thousand three hundred (6,472,300) shares are issued and outstanding, and one million (1,000,000) shares of preferred stock, $.001 par value each, of which two hundred thousand (200,000) shares have been designated as Series A Convertible Preferred Stock, and are issued and outstanding, and all such issued and outstanding shares of capital stock are owned by the Company Shareholders. All issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. Except for the compensatory stock options granted prior to the date of this Agreement and shown on the attached
Schedule 6(d) (which the Company intends to cancel prior to the Closing Date in exchange for newly-issued shares of Company Common Stock, the names of the holders of which newly-issued shares are included in Schedule 6(d)), the Company is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or any other commitment of any character relating to any capital stock or other security issued or to be issued by the Company. All issued and outstanding Company Shares have been issued in connection with bona fide transactions, and have been issued for not less than their par value.

         (e) Ownership of Common Stock. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. Except as provided in Section 6(d) with respect to the compensatory stock options, no present or past holder of shares of capital stock of the Company, or their predecessors, or any other person, has any right to receive or to otherwise have issued to them any shares of capital stock or other securities of the Company which have not heretofore been issued, nor is the Company obligated by contract, operation of law, or otherwise to issue any additional shares of capital stock or other security, and no third party has any right to receive from the Company, or its predecessors in interest, any capital stock or other securities of the Company.

         (f) Financial Statements. The Parent has caused the Parent's accountants, Wiener, Goodman & Company, P.C., to audit the Company's balance sheet dated as of December 31, 1999, and the related statement of income and retained earnings for the period then ended

(collectively, the "Financial Statements"). To the knowledge of the Company, the Financial Statements have been prepared from the books and records of the Company, with appropriate adjustments, in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby.

         (g) No Undisclosed Liabilities. Except as otherwise expressly reflected or reserved against in the Company's December 31, 1999 balance sheet, or as expressly set forth in the attached Schedule 6(g), the Company has no indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise), except accounts payable and other liabilities incurred in the ordinary and customary course of business since December 31, 1999, and except for legal fees incurred by the Company after the signing of a letter of intent with the Parent dated December 13, 2000, and those which, in the aggregate, would not have a material adverse effect on the business of the Company.

         (h) Absence of Adverse Changes or Events. Since December 31, 1999 the Company has conducted its business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Company, and since December 31, 1999 the Company has not:

                  (1) Amended its Certificate of Incorporation or its By-Laws;

                  (2) Declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock;

                  (3) Amended or modified any collective bargaining agreement (except as required by law);

                  (4) Entered into, or adopted, any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees (other than bonuses in the ordinary course of the Company's business consistent with the Company's past practice);

                  (5) Except for liabilities to the Parent and to the extent shown on the attached Schedule 6(g), incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;

                  (6) Acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

                  (7) Sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of five thousand dollars ($5,000) per item or twenty thousand dollars ($10,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

                  (8) Hired any new management employees;

                  (9) Made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from the Company in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

                  (10) Permitted or allowed any assets or properties to become subject to any material mortgage, pledge, lien, encumbrance, restriction, or charge of any kind except: (A) such as existed on December 31, 1999, (B) those imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

                  (11) Canceled any material indebtedness to the Company or waived any claims or rights of the Company of substantial value;

                  (12) Entered into any material written contract, lease, commitment, arrangement, or understanding with any Affiliate;

                  (13) Made any change in any method of accounting or accounting practice or policy inconsistent with past practices;

                  (14) Except as shown on the attached Schedule 6(h)(14), entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

                  (15) Entered into any written agreement the terms of which would be violated by the consummation of the transactions contemplated hereby, and which would have a material adverse effect on the business of the Company;

                  (16) Changed its credit collection or billing procedures or policies, which would have a material adverse effect on the business of the Company;

                  (17) Made any material change to, or revoked any, tax election, or entered into or amended any material agreement or settlement with any taxing authority;

                  (18) Entered into any agreement with any other party concerning the a merger, a consolidation, or a sale of all or a substantial portion of the assets of the Company, or any other similar transaction involving the Company;

                  (19) Taken any action which would cause any representation or warranty of the Company contained herein to become false or incorrect in any material respect;

                  (20) Failed to use the Company's reasonable efforts consistent in all material respects with past practice to preserve its business organization intact, and to preserve the goodwill of its suppliers, customers, dealers, distributors, contractors, and others doing business with it, if such failure would have a material adverse effect on the business of the Company;

                  (21) Except as shown on the attached Schedule 6(h)(21), failed to pay all trade payables and other amounts payable to creditors as they became due in accordance, and in all material respects, with past practices (except to the extent any such amounts were reasonably and in good faith disputed by the Company), if such failure would have a material adverse effect on the business of the Company;

                  (22) Failed to maintain all buildings, equipment, and other tangible assets owned or used by the Company in substantially the same condition and repair as existed as of December 31, 1999, ordinary wear and tear excepted; or

                  (23) Agreed in writing to do any of the foregoing.

         (i)      Accounts Receivable.  The Company has no accounts receivable.

         (j)      Inventories. The Company has no inventories.

         (k) Litigation. Except as shown on the attached Schedule 6(k), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of the management of the Company, threatened against the Company or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither the Company nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (l) Compliance With Laws. The Company, the use and occupancy of its material assets and properties, and the conduct of its business are, and at all times on or prior to the date hereof have been, in substantial compliance with all, and not in violation of any, Federal, State, and/or local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to the Company and its assets, properties, and business, except where the failure to be in such compliance would be would not have a material adverse effect on the business of the Company.

         (m) Governmental Licenses and Permits. The Company does not hold or otherwise maintain any governmental licenses, permits, franchises, or other authorizations in connection with the conduct of its business or the ownership or possession of its assets and properties, other than nonmaterial local licenses required of businesses generally.

         (n) Labor Matters. None of the Company's employees are covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of the Company are pending or, to the knowledge of the Company, threatened. No formal or other labor dispute, strike, or work stoppage with respect to any group of employees of the Company is pending or, to the knowledge of the Company, is threatened. There are no existing employee claims (other than nonmaterial workers' compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or outstanding against the Company, other than the litigation shown on Schedule 6(k). The Company is, and at all times on or prior to the date hereof has been, in compliance with, and not in violation of, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Vocational Rehabilitation Act of 1973, as amended, and/or all applicable Federal and State civil rights laws, except where the failure to be in such compliance would be would not have a material adverse effect on the business of the Company.

         (o) Contracts. Set forth on the attached Schedule 6(o) is a true, correct, and complete list of: (1) each material written contract, lease, agreement, or other commitment, understanding, or arrangement to which the Company is a party or by which it or any of its assets or properties is otherwise bound or subject (collectively, the "Contracts"); (2) any employment contract not terminable at will by the Company without liability or penalty; (3) any lease of real property; (4) any material lease of personal property; (5) any material agreement for the purchase, sale, or other disposition of any materials, equipment, supplies, or inventory, or the provision of any services, outside the ordinary course of business; (6) any covenant not to compete or other material contract containing any restrictions on the operations of the Company; (7) any extraordinary purchase or sales orders; (8) any employee collective bargaining agreement or other contract with any labor union; (9) any contract with any Affiliate; (10) any material license or other material agreement relating to the Company's intellectual property; and (11) any note, bond, mortgage, indenture, loan agreement, security agreement, or deed of trust; but in each case excluding from such Schedule any Contract in the ordinary course of business which is not material to the Company and which does not have an aggregate future liability to the Company of more than ten thousand dollars ($10,000). Each of the Contracts is valid, binding, and in full force and effect, and is enforceable by the Company in accordance with its terms in a manner that obtains for, or imposes upon, the Company the primary benefits and obligations of such agreements, and the Company has not received any notice terminating, revoking, or rescinding any of the Contracts, or expressing any interest to do the same and, to the knowledge of the Company, no other party to any of the Contracts has any intent to take any action to terminate, rescind, or revoke any of such Contracts. The Company has performed in all material respects all material obligations, and complied in all material respects with all material covenants, required to be performed and complied with by it to date under the Contracts, and the Company is not (with or without lapse of time, the giving of notice, or both) in material breach of or default under any material provision of the Contracts and, to the knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time, the giving of notice, or both) in material breach of or default thereunder, which in any event would have a material adverse effect on the business of the Company. True, correct, and complete copies of the Contracts have been made available by the Company to the Parent and Newco.

         (p) Tax Matters. The Company has timely filed all Tax returns, reports, and forms for all taxable years ending prior to the taxable year in which the Closing Date occurs, which it was obligated to file under applicable law, rule, or regulation with the appropriate governmental authorities. All such Tax returns, reports, and forms were prepared substantially in accordance with all applicable laws, rules, and regulations, and truly and accurately reflect in all material respects the Tax liabilities of the Company for the periods covered thereby. All Taxes shown to be due on such returns, reports, and forms, as well as any and all other Taxes required by applicable law, rule, or regulation to be paid by the Company, have been timely paid in full to the appropriate taxing authority, or are being contested in good faith. No Tax liens have been filed against the Company or any of its assets or properties, and no claims, audits, investigations, or proceedings are pending, or to the knowledge of the Company, threatened with respect to any Taxes. The Company is not presently bound by any agreements extending the statute of limitations with respect to any Taxes, and the Company has not made any election under Section 341(f) of the Code nor has it agreed, or is it required, to make any adjustment under Section 481 of the Code. The Company has properly withheld or otherwise collected all Taxes and other amounts which it was required to withhold or collect under any applicable law, including, without limitation, any amounts required to be withheld or collected with respect to employee income tax withholding, social security, unemployment compensation, sales or use taxes, and all such amounts have been timely remitted to the proper authorities.

         (q) Title to Assets and Properties. The Company has good, valid, and marketable title (or in the case of licenses, leases, or other rights in any agreements, the right to exercise its rights under such agreements) to all the material assets and properties reflected on the Company's December 31, 1999 balance sheet or thereafter acquired or otherwise used by the Company in the conduct of its business, except inventories and other nonmaterial assets sold since such date in the ordinary course of business, in each case free and clear of all liens, claims, encumbrances, security interests, restrictions, or adverse rights or interests whatsoever, except: (1) liens and encumbrances with respect to liabilities reflected on the Company's December 31, 1999 balance sheet or otherwise expressly disclosed in this Agreement; (2) property taxes for the current year which are not yet delinquent; (3) with respect to any real property, liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, warehousemen, laborers, materialmen, and the like; and (4) such utility easements and minor imperfections of title as do not individually or in the aggregate materially impair the continued use and operation of such property in the business of the Company, which, in any event would have a material adverse effect on the business of the Company. The Company owns no real property. None of the real property leased by the Company is subject to any pending or (to the knowledge of the Company) threatened condemnation proceeding or proceedings to take all or any part thereof by eminent domain, and no part of any real property leased by the Company is located within any area designated as a flood plain by any governmental agency. To the knowledge of the Company, no material part of any of the real property leased by the Company requires any material structural repair necessary for the continued use of such property in the manner in which such property has been historically used in the business of the Company.

         (r) Employee Benefit Plans. Except as stated in Section 6(r), the Company does not now have, and has never had, any employee pension, profit-sharing, deferred compensation, severance pay, stock option, stock purchase, bonus, incentive, or any other form of compensation plan or retirement plan, or any dental, vision, or other health plan, or any vacation, disability, sick pay, accident insurance, or other welfare plan, or any fund, program, policy, contract, or arrangement providing employee benefits, maintained or contributed to by the Company, in which any employees or former employees of the Company have participated or under which any such persons have accrued and remain entitled to benefits, and no written policy, plan, practice, program, arrangement, understanding, or agreement exists which could result in the payment by the Company of money or any other property to any employee or former employee of the Company solely as a result of the transactions contemplated herein.

         (s) Insurance. The attached Schedule 6(s) contains a true, correct, and complete list of all general liability, product liability, fire and casualty, motor vehicle, and other insurance maintained by the Company. Regarding such insurance: (1) all such insurance is in full force and effect, all premiums due thereunder have been timely and properly paid and the Company is in compliance in all material respects with all requirements, terms, and provisions thereof;
(2) true and correct copies of all insurance policies relating to such coverage have been made available by the Company to the Parent and Newco; (3) to the Company's knowledge, none of the insurance policies maintained by the Company is subject to any retroactive rate adjustment; (4) the Company has not received any notice of cancellation or nonrenewal (or which expresses an intent to cancel or not renew) of any insurance coverage maintained by the Company; and (5) the Company has no knowledge of an intention on the part of any insurance carrier providing insurance to the Company to cancel or otherwise not renew any such insurance.

         (t) No Pending Transactions. Except for the Merger, the Company is not a party to, bound by, or the subject of any agreement, undertaking, or commitment to: (1) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; or (2) sell, lease, or exchange all or substantially all of its property and assets to any other corporation or person.

         (u) Transactions with Affiliates. Except as shown on the attached
Schedule 6(u), the Company is not a party to or bound by any material contract, commitment, loan, lease, or other arrangement or understanding with any Affiliate, and no Affiliate owns any interest in any corporation, partnership, or other business or entity that is a party to any business arrangements or relationships of any kind with the Company.

         (v) Books and Records. The books and records of the Company made available to the Parent and Newco are true, correct, and complete in all material respects, and have not been altered in anticipation of the transactions contemplated by this Agreement, and to the knowledge of the Company no corporate minutes or written consents of the Company Shareholders or the Board of Directors of the Company, or any other corporate records or instruments, have been removed from the corporate records of the Company.

         (w) Powers of Attorney. The Company does not presently have outstanding any power of attorney authorizing any third party to act by or on behalf of the Company.

         (x) Guaranties. The Company has not guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (y) Officers and Directors. The attached Schedule 6(y) sets forth a complete and accurate list of: (1) the names of all directors of the Company;
(2) the names of the president, executive vice president, secretary, and treasurer of the Company; (3) all safes, vaults and safety deposit boxes maintained by or on behalf of the Company or in which assets or properties of the Company are held, and the names of all persons authorized to have access thereto; and (4) all bank accounts of the Company and the names of all authorized signatories with respect to such accounts.

         (z) Intellectual Property. The attached Schedule 6(z) sets forth a true, correct, and complete list of all United States and foreign patents, patent applications, licenses, trademarks, trademark applications, copyrights, trade names, service marks, service names, and other material proprietary rights owned or otherwise used by the Company. To the knowledge of the Company: (1) the Company possesses all necessary rights to utilize such property in the course of its business; (2) the Company has not used any intellectual property of the Company in violation of the rights or interests of any third party or any contractual agreement with respect thereto; (3) none of the intellectual property of the Company has been declared invalid, been limited in any respect by any court or by agreement or otherwise, and no such property is subject to any infringement, interference, or other similar proceeding or challenge; and
(4) the Company is not infringing, or otherwise acting adversely to, the right of any person or entity under or in respect to any patent, patent application, license, trademark, trademark application, copyright, trade name, service mark, service name, or similar proprietary right, which, in any such event, would have a material adverse effect on the business of the Company.

         (aa) Brokers and Advisors. Except for the Schedule 3(a)(3) Persons (to whom the Company is liable for the finder's fee that is referred to in Section 3(a)(3)), the Company has not engaged the services of any broker, finder, or advisor, and has not taken any action which would give rise to a valid claim against any Party for a brokerage commission, finder's fee, or like payment.

         (bb) No False Statements. No representation or warranty made by the Company in this Agreement or in any statement, certificate, or other document delivered to the Parent or Newco by the Company in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect.

         (cc) Compliance with Securities Laws. All offerings and sales of Company Shares and other securities of the Company made prior to the date of this Agreement were made in all material respects in compliance with the Securities Act and applicable "blue sky" securities laws, and no untrue statement of a material fact was made, and no omission was made of a material fact necessary to make the statements made therein not misleading, in connection with any such offerings and sales.

                        7. REPRESENTATIONS AND WARRANTIES
                             OF THE PARENT AND NEWCO

         The Parent and Newco hereby represent and warrant to the Company and the Company Shareholders as follows:

         (a) Organization and Standing. The Parent and Newco are corporations duly organized, validly existing, and in good standing under the laws of the States of Georgia and Delaware, respectively, and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite corporate power and authority to own its assets and carry on its business as it is now being conducted, and the business it will conduct after the Merger, and to enter into and perform this Agreement.

         (b) Authorization; Binding Effect. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Parent and Newco. This Agreement has been duly executed and delivered by the Parent and Newco and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligations of the Parent and Newco, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery by the Parent or Newco of this Agreement, or any other document or instrument to be executed by the Parent or Newco pursuant to this Agreement or otherwise in connection herewith (collectively, the "Parent/Newco Documents"), nor the consummation by the Parent or Newco of the transactions contemplated hereby or thereby, will result in any material breach of or constitute a material default (or, with notice or lapse of time or both, would become a material default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of their properties, under the Certificate of Incorporation or the By-Laws of the Parent or Newco, or the terms of any material contract, instrument, or other agreement to which the Parent or Newco is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to the Parent or Newco, which would have a material adverse effect on the business of the Parent or Newco.

         (d) Capitalization of the Parent. The Parent's authorized capital stock consists of fifty million (50,000,000) shares of common stock, $.001 par value each, of which twenty-five million nine hundred ninety-three thousand seven hundred eight (25,993,708) shares are issued and outstanding. After (1) the issuance of the eight million (8,000,000) Parent Shares set forth in Section 3(a), (2) the conversion of certain funding notes representing six million five hundred forty thousand (6,540,000) Parent Shares, (3) the exercise of two million five hundred sixty thousand eight hundred (2,560,800) warrants for the same number of Parent Shares, (4) the contractual commitment to issue eight hundred thousand (800,000) Parent Shares to I.W. Miller Group, Inc., (5) the contractual commitment to issue eight hundred thousand (800,000) Parent Shares to the finders referred to in Section 7(y), (6) the conversion of certain preferred stock representing one thousand six hundred seventy (1,670) Parent Shares, and (7) the issuance of approximately three million five hundred thousand (3,500,000) Parent Shares on exercise of certain compensatory stock options, the total outstanding Parent Shares, assuming the conversion of all of the funding notes and the preferred stock, and the exercise of all of the warrants and the compensatory stock options, will be approximately forty-eight million one hundred ninety-six thousand one hundred seventy-eight (48,196,178) Parent Shares. In addition, the Parent has agreed to issue six million five hundred forty thousand (6,540,000) warrants to purchase a like number of Parent Shares to certain note holders holding four hundred eight thousand seven hundred fifty dollars ($408,750) principal amount of convertible notes upon the holders' conversion of those notes into Parent Shares subsequent to the time that the Parent amends its Certificate of Incorporation to increase the number of authorized number of Parent Shares to at least one hundred million (100,000,000) shares. In addition, the terms of the Parent's merger agreement with EP will result in the shareholders of EP holding twenty-five percent (25%) of the issued and outstanding Parent Shares, which twenty-five percent (25%) will be calculated after the issuance of the Parent Shares pursuant to Section 3(a), and after taking into account the potential issuance of all of the other Parent Shares referred to in this Section 7(d). Neither the transaction contemplated by this Agreement nor the transaction with EP is contingent on the other. All issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. Except as set forth in this Section 7(d), the Parent is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or any other commitment of any character relating to any capital stock or other security issued or to be issued by the Parent. All issued and outstanding Parent Shares have been issued in connection with bona fide transactions, and have been issued for not less than their fair market value.

         (e) No Undisclosed Liabilities. Except as otherwise expressly reflected or reserved against in the Parent's September 30, 2000 balance sheet, or as expressly set forth in the attached Schedule 7(e), neither the Parent nor Newco has any indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise), except accounts payable and other liabilities incurred in the ordinary and customary course of business since September 30, 2000, and except for legal fees incurred by the Parent after the signing of a letter of intent with the Company dated December 13, 2000, and those which, in the aggregate, would not have a material adverse effect on the business of the Parent or Newco.

         (f) Absence of Adverse Changes or Events. Since September 30, 2000 the Parent and Newco have conducted their business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Parent or Newco, and since September 30, 2000 neither the Parent nor Newco has:

                  (1) Amended its Certificate of Incorporation or its By-Laws;

                  (2) Except as shown on the attached Schedule 7(f)(2), declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock;

                  (3) Amended or modified any collective bargaining agreement (except as required by law);

                  (4) Entered into, or adopted, any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees (other than bonuses in the ordinary course of the Parents's and Newco's business consistent with the Company's and Newco's past practice);

                  (5) Except for liabilities to the extent shown on the attached
Schedule 7(e), incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;

                  (6) Except as set forth in Section 7(d), acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

                  (7) Sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of five thousand dollars ($5,000) per item or twenty thousand dollars ($10,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

                  (8) Hired any new management employees;

                  (9) Made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from the Parent or Newco in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

                  (10) Permitted or allowed any assets or properties to become subject to any material mortgage, pledge, lien, encumbrance, restriction, or charge of any kind except: (A) such as existed on September 30, 2000, (B) those imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

                  (11) Canceled any material indebtedness to the Parent or Newco, or waived any claims or rights of the Parent or Newco of substantial value;

                  (12) Entered into any material written contract, lease, commitment, arrangement, or understanding with any affiliate of the Company;

                  (13) Made any change in any method of accounting or accounting practice or policy inconsistent with past practices;

                  (14) Except as shown on the attached Schedule 7(f)(14), entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

                  (15) Entered into any written agreement the terms of which would be violated by the consummation of the transactions contemplated hereby, and which would have a material adverse effect on the business of the Parent or Newco;

                  (16) Changed its credit collection or billing procedures or policies, which would have a material adverse effect on the business of the Parent or Newco;

                  (17) Made any material change to, or revoked any, Tax election, or entered into or amended any material agreement or settlement with any taxing authority;

                  (18) Except as set forth in Section 7(d), entered into any agreement with any other party concerning the sale or issuance of any stock of the Company, a merger, a consolidation, or a sale of all or a substantial portion of the assets of the Parent or Newco, or any other similar transaction involving the Parent or Newco;

                  (19) Taken any action which would cause any representation or warranty of the Parent or Newco contained herein to become false or incorrect in any material respect;

                  (20) Failed to use the Parent's or Newco's reasonable efforts consistent in all material respects with past practice to preserve their business organizations intact, and to preserve the goodwill of their suppliers, customers, dealers, distributors, contractors, and others doing business with them, if such failure would have a material adverse effect on the business of the Parent or Newco;

                  (21) Failed to pay all trade payables and other amounts payable to creditors as they became due in accordance, and in all material respects, with past practices (except to the extent any such amounts were reasonably and in good faith disputed by the Parent or Newco), if such failure would have a material adverse effect on the business of the Parent or Newco;

                  (22) Failed to maintain all buildings, equipment, and other tangible assets owned or used by the Parent and Newco in substantially the same condition and repair as existed as of September 30, 2000, ordinary wear and tear excepted; or

                  (23) Agreed in writing to do any of the foregoing.

         (g) Accounts Receivable. Neither the Parent nor Newco has any accounts receivable.

         (h) Inventories. Neither the Parent nor Newco has any inventories.

         (i) Litigation. There is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of the Parent and Newco, threatened against the Parent or Newco or their assets, properties, or business, or the transactions contemplated by this Agreement, and neither the Parent, Newco, nor their assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (j) Compliance With Laws. The Parent and Newco, the use and occupancy of their material assets and properties, and the conduct of their business are, and at all times on or prior to the date hereof have been, in substantial compliance with all, and not in violation of any, Federal, State, and/or local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to the Parent and Newco and their assets, properties, and business, including, in the case of the Parent, all securities laws and all laws relating to the issuance of the Parent Shares, except where the failure to be in such compliance would be would not have a material adverse effect on the business of the Parent and Newco.

         (k) Governmental Licenses and Permits. Neither the Parent nor Newco holds or otherwise maintains any governmental licenses, permits, franchises, or other authorizations in connection with the conduct of its business or the ownership or possession of its assets and properties, other than nonmaterial local licenses required of businesses generally. All such

Licenses and Permits are in full force and effect, there are no existing violations in connection therewith, and no proceeding is pending or, to the knowledge of the Company, threatened with respect to the revocation or limitation of the same.

         (l) Labor Matters. None of the Parent's or Newco's employees are covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of the Parent or Newco are pending or, to the knowledge of the Parent or Newco, threatened. No formal or other labor dispute, strike, or work stoppage with respect to any group of employees of the Parent or Newco is pending or, to the knowledge of the Parent or Newco, is threatened. There are no existing employee claims (other than nonmaterial workers' compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or outstanding against the Parent or Newco. The Parent and Newco are, and at all times on or prior to the date hereof have been, in compliance with, and not in violation of, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Vocational Rehabilitation Act of 1973, as amended, and/or all applicable Federal and State civil rights laws, except where the failure to be in such compliance would be would not have a material adverse effect on the business of the Parent or Newco.

         (m) Contracts. Set forth on the attached Schedule 7(m) is a true, correct, and complete list of: (1) each material written contract, lease, agreement, or other commitment, understanding, or arrangement to which the Parent and/or Newco is a party or by which it or any of their assets or properties is otherwise bound or subject (collectively, the "Contracts"); (2) any employment contract not terminable at will by the Parent or Newco without liability or penalty; (3) any lease of real property; (4) any material lease of personal property; (5) any material agreement for the purchase, sale, or other disposition of any materials, equipment, supplies, or inventory, or the provision of any services, outside the ordinary course of business; (6) any covenant not to compete or other material contract containing any restrictions on the operations of the Parent or Newco; (7) any extraordinary purchase or sales orders; (8) any employee collective bargaining agreement or other contract with any labor union; (9) any contract with any affiliate of the Parent; (10) any material license or other material agreement relating to any Parent or Newco intellectual property; and (11) any note, bond, mortgage, indenture, loan agreement, security agreement, or deed of trust; but in each case excluding from such Schedule any Contract in the ordinary course of business which is not material to the Parent or Newco and which does not have an aggregate future liability to the Parent or Newco of more than ten thousand dollars ($10,000). Each of the Contracts is valid, binding, and in full force and effect, and is enforceable by the Parent or Newco in accordance with its terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements, and neither the Parent or Newco has received any notice terminating, revoking, or rescinding any of the Contracts, or expressing any interest to do the same and, to the knowledge of the Parent and Newco, no other party to any of the Contracts has any intent to take any action to terminate, rescind, or revoke any of such Contracts. The Parent and/or Newco has performed in all material respects all material obligations, and complied in all material respects with all material covenants, required to be performed and complied with by it to date under the Contracts, and they are not (with or without lapse of time, the giving of notice, or both) in material breach of or default under any material provision of the Contracts and, to the knowledge of the Parent and Newco, no other party to any of the Contracts is (with or without the lapse of time, the giving of notice, or both) in material breach of or default thereunder, which in any event would have a material adverse effect on the business of the Parent or Newco. True, correct, and complete copies of the Contracts have been made available by the Parent to the Company.

         (n) Tax Matters. The Parent has timely filed all Tax returns, reports, and forms for all taxable years ending prior to the taxable year in which the Closing Date occurs, which it was obligated to file under applicable law, rule, or regulation with the appropriate governmental authorities. All such Tax returns, reports, and forms were prepared substantially in accordance with all applicable laws, rules, and regulations, and truly and accurately reflect in all material respects the Tax liabilities of the Parent for the periods covered thereby. All Taxes shown to be due on such returns, reports, and forms, as well as any and all other Taxes required by applicable law, rule, or regulation to be paid by the Parent, have been timely paid in full to the appropriate taxing authority, or are being contested in good faith. No Tax liens have been filed against the Parent or any of its assets or properties, and no claims, audits, investigations, or proceedings are pending, or to the knowledge of the Parent, threatened with respect to any Taxes. The Parent is not presently bound by any agreements extending the statute of limitations with respect to any Taxes, and the Parent has not made any election under Section 341(f) of the Code nor has it agreed, or is it required, to make any adjustment under Section 481 of the Code. The Parent has properly withheld or otherwise collected all Taxes and other amounts which it was required to withhold or collect under any applicable law, including, without limitation, any amounts required to be withheld or collected with respect to employee income tax withholding, social security, unemployment compensation, sales or use taxes, and all such amounts have been timely remitted to the proper authorities.

         (o) Title to Assets and Properties. The Parent and Newco have good, valid, and marketable title (or in the case of licenses, leases, or other rights in any agreements, the right to exercise its rights under such agreements) to all the material assets and properties reflected on the Parent's September 30, 2000 balance sheet or thereafter acquired or otherwise used by the Parent and Newco in the conduct of their business, except inventories and other nonmaterial assets sold since such date in the ordinary course of business, in each case free and clear of all liens, claims, encumbrances, security interests, restrictions, or adverse rights or interests whatsoever, except: (1) liens and encumbrances with respect to liabilities reflected on the Parent's September 30, 2000 balance sheet or otherwise expressly disclosed in this Agreement; (2) property taxes for the current year which are not yet delinquent; (3) with respect to any real property, liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, warehousemen, laborers, materialmen, and the like; and (4) such utility easements and minor imperfections of title as do not individually or in the aggregate materially impair the continued use and operation of such property in the business of the Parent and Newco, which, in any event would have a material adverse effect on the business of the Parent and Newco. The

Parent and Newco own no real property. None of the real property leased by the Parent and Newco is subject to any pending or (to the knowledge of the Parent and Newco) threatened condemnation proceeding or proceedings to take all or any part thereof by eminent domain, and no part of any real property leased by the Parent and Newco is located within any area designated as a flood plain by any governmental agency. To the knowledge of the Parent and Newco, no material part of any of the real property leased by the Parent and Newco requires any material structural repair necessary for the continued use of such property in the manner in which such property has been historically used in the business of the Parent and Newco.

         (p) Employee Benefit Plans. Except as stated in Section 7(p), neither the Parent nor Newco now has, and neither has ever had, any employee pension, profit-sharing, deferred compensation, severance pay, stock option, stock purchase, bonus, incentive, or any other form of compensation plan or retirement plan, or any dental, vision, or other health plan, or any vacation, disability, sick pay, accident insurance, or other welfare plan, or any fund, program, policy, contract, or arrangement providing employee benefits, maintained or contributed to by the Parent or Newco, in which any employees or former employees of the Parent or Newco have participated or under which any such persons have accrued and remain entitled to benefits, and no policy, plan, practice, program, arrangement, understanding, or agreement exists which could result in the payment by the Parent or Newco of money or any other property to any employee or former employee of the Parent or Newco solely as a result of the transactions contemplated herein.

         (q) Insurance. The attached Schedule 7(q) contains a true, correct, and complete list of all general liability, product liability, fire and casualty, motor vehicle, and other insurance maintained by the Parent and Newco. Regarding such insurance: (1) all such insurance is in full force and effect, all premiums due thereunder have been timely and properly paid and the Company is in compliance in all material respects with all requirements, terms, and provisions thereof; (2) true and correct copies of all insurance policies relating to such coverage have been made available by the Parent and Newco to the Company; (3) to the Parent's and Newco's knowledge, none of the insurance policies maintained by the Parent and Newco is subject to any retroactive rate adjustment; (4) neither the Parent nor Newco has received any notice of cancellation or nonrenewal (or which expresses an intent to cancel or not renew) of any insurance coverage maintained by the Parent and Newco; and (5) neither the Parent nor Newco has any knowledge of an intention on the part of any insurance carrier providing insurance to the Parent and Newco to cancel or otherwise not renew any such insurance.

         (r) No Pending Transactions. Except for the Merger and as shown on the attached Schedule 7(r), neither the Parent nor Newco is a party to, bound by, or the subject of any agreement, undertaking, or commitment to: (1) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; or (2) sell, lease, or exchange all or substantially all of its property and assets to any other corporation or person.

         (s) Transactions with Affiliates. Except as shown on the attached
Schedule 7(s), neither the Parent nor Newco is a party to or bound by any material contract, commitment, loan, lease, or other arrangement or understanding with any affiliate of the Parent, and no affiliate of the Parent owns any interest in any corporation, partnership, or other business or entity that is a party to any business arrangements or relationships of any kind with the Parent or Newco.

         (t) Books and Records. The books and records of the Parent and Newco made available to the Company are true, correct, and complete in all material respects, and have not been altered in anticipation of the transactions contemplated by this Agreement, and to the knowledge of the Parent and Newco no corporate minutes or written consents of the shareholders or the Board of Directors of the Parent, or of the Board of Directors of Newco or the Parent as the sole shareholder of Newco, or any other corporate records or instruments, have been removed from the corporate records of the Parent or Newco.

         (u) Powers of Attorney. Neither the Parent nor Newco presently has outstanding any power of attorney authorizing any third party to act by or on behalf of the Parent or Newco.

         (v) Guaranties. Neither the Parent nor Newco has guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (w) Officers and Directors. The attached Schedule 7(w) sets forth a complete and accurate list of: (1) the names of all directors of the Parent and Newco; (2) the names of the president, executive vice president, secretary, and treasurer of each of the Parent and Newco; (3) all safes, vaults and safety deposit boxes maintained by or on behalf of the Parent and Newco or in which assets or properties of the Parent and Newco are held, and the names of all persons authorized to have access thereto; and (4) all bank accounts of the Parent and Newco and the names of all authorized signatories with respect to such accounts.

         (x) Intellectual Property. The attached Schedule 7(x) sets forth a true, correct, and complete list of all United States and foreign patents, patent applications, licenses, trademarks, trademark applications, copyrights, trade names, service marks, service names, and other material proprietary rights owned or otherwise used by the Parent and/or Newco. To the knowledge of the Parent and Newco: (1) the Parent and/or Newco possess all necessary rights to utilize such property in the course of their business; (2) neither the Parent nor Newco has used any intellectual property of the Parent or Newco in violation of the rights or interests of any third party or any contractual agreement with respect thereto; (3) none of the intellectual property of the Parent or Newco has been declared invalid, been limited in any respect by any court or by agreement or otherwise, and no such property is subject to any infringement, interference, or other similar proceeding or challenge; and (4) neither the Parent nor Newco is infringing, or otherwise acting adversely to, the right of any person or entity under or in respect to any patent, patent application, license, trademark, trademark application, copyright, trade name, service mark, service name, or similar proprietary right, which, in any such event, would have a material adverse effect on the business of the Parent or Newco.

         (y) Brokers and Advisors. Except for a finder's fee payable to the
Schedule 3(a)(3) Persons (which is separate and apart from the finder's fee payable to the Schedule 3(a)(3) Persons by the Company that is referred to in
Section 3(a)(3)), neither the Parent nor Newco has engaged the services of any broker, finder, or advisor, and has not taken any action which would give rise to a valid claim against any Party for a brokerage commission, finder's fee, or like payment.

         (z) Access to Information. The Parent and Newco each acknowledges that it has been provided with access to the Financial Statements and other information concerning the Company Shares, the Company, and this transaction which the Parent and Newco deemed necessary in order to make an informed investment decision. The Parent and Newco have had a reasonable opportunity to ask questions of, and receive answers from, the Company and its officers, agents, and advisors in connection with this transaction.

         (aa) No False Statements. No representation or warranty made by the Parent and Newco in this Agreement or in any statement, certificate, or other document delivered to the Company by the Parent and Newco in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect.

         (bb) Compliance with Securities Laws. All offerings and sales of Parent Shares and other securities of the Parent made prior to the date of this Agreement were made in all material respects in compliance with the Securities Act and applicable "blue sky" securities laws, and no untrue statement of a material fact was made, and no omission was made of a material fact necessary to make the statements made therein not misleading, in connection with any such offerings and sales.

         (cc) SEC Filings. The Parent is subject to the reporting requirements of Section 13 of the Exchange Act, and is current in respect to all required filings under the Act. All of such filings, including financial statements and the notes thereto, are true and correct, and do not omit to state any material fact necessary to make the statements contained therein not misleading.

                         8. COVENANTS, REPRESENTATIONS,
                              AND WARRANTIES OF THE
                         PRINCIPAL COMPANY SHAREHOLDERS

         Each Principal Company Shareholder covenants, as to such Principal Company Shareholder, to the Parent that which follows in Section 8(a) and
Section 8(b), each Principal Company Shareholder represents and warrants, as to such Principal Company Shareholder, that which follows in Section 8(c), and each Principal Company Shareholder other than Acorn represents and warrants, as to such Principal Company Shareholder, that which follows in Section 8(d):

         (a) Approval of the Merger. Such Principal Company Shareholder will vote its Company Shares in favor of the Merger.

         (b) Mutual Releases. At the Closing, mutual releases will be executed by the Company, Acorn, the Company's directors (including Acorn's designees on the Company's Board of Directors), and the Company's executive officers, covering all of such parties and their officers, directors, subsidiaries, and Affiliates, and any and all matters which arose prior to the Closing Date out of the operation of the Company's business and Acorn's investment in the Company.

         (c) Accredited Investor. Such Principal Company Shareholder is an Accredited Investor (as the term "Accredited Investor" is defined in Section 2(15) of the Securities Act, and Rule 501 of Regulation D promulgated thereunder).

         (d) Access to Information. Such Principal Company Shareholder has been provided with access to all financial and other information concerning the Parent Shares, the Parent, Newco, and this transaction which such Principal Company Shareholder deemed necessary, and has had a reasonable opportunity to ask questions of, and receive answers from, the Parent and Newco and the officers, agents, and advisors of the Parent and Newco in connection with this transaction.

                           9. COVENANTS OF THE COMPANY

         The Company covenants to the Parent and Newco as follows:

         (a) Disclosure. The Company will inform the Parent promptly of anything that comes to the Company's attention after the date of this Agreement (including any litigation by or against the Company, or any other material development) which would make any representation or warranty of the Company made herein untrue or misleading in any material respect, or which would constitute a material breach of any covenant of the Company contained herein.

         (b) Indebtedness. On the Closing Date, the Company will not have any liabilities other than those set forth on the attached Schedule 9(b), and liabilities for legal fees incurred by the Company in connection with the Merger.

         (c) Retention of Employees. The Company will use its reasonable best efforts to persuade the Company's employees to remain employed after the Closing Date.

         (d) Compensatory Stock Options. The Company will use its best efforts to cause all compensatory stock options granted prior to the date of this Agreement, and still unexercised and outstanding as of the Closing Date, all of which unexercised and outstanding options are shown on the attached Schedule 6(d), to be cancelled by the Company effective with the Merger, and to be null and void, and no longer outstanding at the Closing Date; provided, however, that even if all of such compensatory stock options are not in fact cancelled by the Company as of the Merger, all unexercised and outstanding compensatory stock options shall be treated as if they were exercised by the holders of such options, and not outstanding, for purposes of Section 3(a)(4).

         (e) Issuance of Stock. The Company shall not issue any stock through the Closing Date other than Parent Shares to be issued pursuant to Section 3, or other than the stock to be issued in place of the compensatory stock options that are referred to in this Agreement.

                           10. COVENANTS OF THE PARENT

         The Parent covenants to the Company and the Company Shareholders as follows:

         (a) Disclosure. The Parent will inform the Company promptly of anything that comes to the Parent's attention after the date of this Agreement (including any litigation by or against the Parent or Newco, or any other material development) which would make any representation or warranty of the Parent or Newco made herein untrue or misleading, or which would constitute a breach of any covenant of the Parent contained herein.

         (b) Indebtedness. On the Closing Date, neither the Parent nor Newco will have any liabilities other than those set forth on the attached Schedule 7(e), and liabilities for legal fees and transfer agent expenses incurred by the Parent in connection with the Merger.

         (c) Avoidance of Certain Actions. Neither the Parent nor Newco will take any action on or after the Closing Date that would jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Code, including but not limited to any action that would violate the rules of U.S. Treasury Regulation ss.1.368-1(d) or (e) (relating to continuity of business enterprise and continuity of interest).

         (d) Issuance of Stock. The Parent shall not issue any stock through the Closing Date other than the stock contemplated by Section 3(a), and other than as set forth in Section 7(d), and, if necessary, the Parent will amend its Certificate of Incorporation to increase the amount of its authorized shares of stock to cover all such issuances.

         (e) Approval of Merger. The Parent, as the sole shareholder of Newco, will vote stock in Newco in favor of the Merger.

         (f) Directors and Officers Insurance. The Parent shall cause the Surviving Corporation to procure directors and officers liability insurance for the benefit of Engel for as long as Engel is an officer and director of either the Parent or the Surviving Corporation.

                              11. MUTUAL COVENANTS

         (a) Efforts, Cooperation and Third Party Consents. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to cooperate with the others so as to cause the Closing to occur as provided herein and to obtain any third-party consents that may be required to consummate the transactions contemplated by this Agreement.

         (b) Confidentiality. The Parties agree that, except to the extent required by law or by valid legal process: (1) each Party will treat all proprietary information provided by another Party hereunder ("Confidential Information") as permanently confidential; (2) no Party will use any Confidential Information it receives from another Party hereunder other than in connection with performing its obligations under this Agreement; and (3) no Party will disclose any Confidential Information to any third party without prior written consent of the disclosing Party. However, notwithstanding the preceding sentence, a Party may disclose Confidential Information to those of its representatives who need to know such Confidential Information for purposes of assisting such party with the transactions contemplated by this Agreement and who agree or are otherwise legally bound to hold such Confidential Information in confidence. All Confidential Information is and will remain the property of the disclosing Party. Each Party covenants and agrees that following the execution of this Agreement it shall not disclose to any person, individual, or entity any of the terms, conditions, or matters contained in this Agreement, and to keep the same confidential. However, the foregoing obligations of confidentiality shall not apply to any information that: (4) is already known to the receiving person, free of any restrictions at the time it is obtained by the receiving person; (5) is or becomes publicly known through no wrongful act of the receiving person; (6) is rightfully received by the receiving person from a third party without restriction; (7) is independently developed without breach of any agreements or use of confidential, proprietary, trade secret and/or sensitive information disclosed to or obtained by the receiving person from the disclosing Party; or (8) is disclosed pursuant to the lawful requirement of a governmental agency or is required by operation of law.

         (c) Publicity. The Parent, Newco, and the Company each agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of the others, except for releases and announcements as are required to be made by applicable law, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

         (d) Taxes. The Principal Company Shareholders, which for purposes of this Section 11(d) excludes Acorn, shall be responsible, at their expense, for preparing and timely filing, or causing an independent certified accounting firm to prepare and timely file, all returns and reports, if and to the extent not yet filed, for the Company's Federal and State income Taxes for the taxable periods ending prior to the taxable period in which the Closing Date occurs, including any returns with respect to the carryback of net operating losses generated during such taxable periods. With respect to the Principal Company Shareholders' preparation of such returns of Taxes for the foregoing taxable periods, the Principal Company Shareholders shall not, or shall cause such independent certified accounting firm not to, deviate from the manner in which any item of income or expense of the Company was reported in prior taxable periods, except as otherwise required by law. Such Tax returns or reports prepared by the Principal Company Shareholders shall be submitted to the Parent for review at least fifteen (15) business days prior to the filing date for any such return or report (without regard to extensions). Within fifteen (15) days following the date on which such Tax returns are submitted to the Parent, the Parent shall provide to the Principal Company Shareholders a written statement of any objections to such Tax returns. During such time period, the Principal Company Shareholders' accountant shall provide Parent and its representatives with access to the accountant's tax work-papers and the methods utilized for purposes of preparing such Tax returns, and shall make members of the Principal Company Shareholders' accounting firm reasonably available for discussion with the Parent's accountants. In the event the Parties have not reached agreement on the Tax returns prior to the due date thereof, such Tax returns shall be extended and the disputed issues will be submitted to an independent third party certified public accounting firm mutually acceptable to the Parties for resolution (the "Independent Firm"). The determination of the Independent Firm shall be binding upon the Parties absent manifest error. The cost of the Independent Firm shall be borne equally by the Parent on the one hand and the Principal Company Shareholders on the other hand. Once the form of the Tax returns is agreed upon or otherwise determined as provided in this Section 10(d), such returns will be filed by the Principal Company Shareholders. The Parent shall be responsible, at its own expense, for preparing and timely filing, or causing an independent certified accounting firm to prepare and timely file, all returns and reports for the Surviving Corporation's Federal and State income Taxes for the taxable periods beginning with the taxable period in which the Closing Date occurs.

         (e) Access to Books and Records. Pending the Closing Date, the Parent and the Company shall give each other or their designated representatives, full access to their books of original entry, legers, bank statements, minute books, shareholder lists, contracts, patents, trademarks, and all other documents maintained by them in connection with their business operations.

         (f) Indebtedness. Pending the Closing Date, neither the Parent, Newco, nor the Company will incur any indebtedness other than in the ordinary course of business, and will not commit itself to any material undertakings, programs, or projects, other than pursuant to existing agreements, which would have a material negative impact on its balance sheet, without the prior written consent of the other Parties.

         (g) Conservation of Assets. Other than paying current liabilities, the Parent, Newco, and the Company will operate their businesses in a manner consistent with the conservation of their assets, including their cash reserves.

         (h) Preservation of and Access to Records. The Parent shall use reasonably commercial efforts to preserve and keep material records of the Company until the later of: (1) December 31, 2004; (2) any longer period as may be required by any governmental agency or ongoing litigation; or (3) in the case of records relating to the proper assessment or the payment of Taxes, until the expiration of the applicable statute of limitations (including waivers and extensions). The Parent shall allow the Principal Company Shareholders, at the Principal Company Shareholders' cost, to inspect and copy such records during normal business hours and upon reasonable written notice as may be reasonably required in connection with any legal proceedings against, or governmental investigations of, the Company or in connection with any Tax examination of the Company; provided, however, that the Principal Company Shareholders will have potential liability with respect to such matters only as provided pursuant to the terms of this Agreement. If the Principal Company Shareholders request assistance hereunder, they shall reimburse the Parent for the Parent's reasonable out-of-pocket expenses incurred in providing such assistance (excluding the Parent's expenses for making space and records available to the Principal Company Shareholders at the principal office of the Parent). In the event the Parent wishes to destroy such records after the time periods specified above, it shall first give ninety (90) days' prior written notice to the Principal Company Shareholders, and the Principal Company Shareholders shall have the right at their option to object to such destruction by prior written notice given to the Parent within such ninety (90)-day period, in which case the Parent at its option will either continue to retain possession of such records or it will hand over such records to the Principal Company Shareholders within one hundred eighty (180) days after the date of the Principal Company Shareholders' notice to the Parent hereunder. If written objection is not received by the Parent within such ninety (90)-day period, the Parent shall be free to dispose of such records as it chooses. In the event such records are delivered to the Principal Company Shareholders as aforesaid, the Principal Company Shareholders shall maintain the confidentiality thereof, and shall not disclose to any third party or otherwise make public any information therein, except as required by applicable law, and the Principal Company Shareholders shall execute and deliver to the Parent, on behalf of themselves and the Company Shareholders, a reasonable confidentiality agreement in this regard containing provisions similar to those provisions contained in the Confidentiality Agreement.

         (i) Certificates of Incorporation and By-Laws. Neither the Parent, Newco, nor the Company will amend its Certificate of Incorporation or its By-Laws at any time either on or prior to the Closing Date.

         (j) Distributions to Shareholders. Neither the Parent, Newco, nor the Company will make any distributions to its shareholders with respect to its capital stock at any time either on or prior to the Closing Date.


                          12. CONDITIONS TO THE CLOSING

         The Merger shall be conditioned on:

         (a) Parent Approval. The approval of the Merger by the Board of Directors of the Parent;

         (b) Newco Approval. The approval of the Merger by the Board of Directors of Newco and the Parent as Newco's shareholder;

         (c) Company Approval. The approval of the Merger by the Board of Directors of the Company and the Company Shareholders;

         (d) Due Diligence. The satisfactory completion of a "due diligence" investigation by the Parent and the Company;

         (e) Employment Agreements. The entering into of an employment agreement, prior to the Closing Date, to become effective only if the Merger is consummated, between each of Elbirt and Engel and Newco (with the Parent guaranteeing Newco's obligations thereunder) in substantially the form of the attached Exhibit 11(e)(1) and Exhibit 11(e)(2), respectively.

         (f) Consulting Agreement. The entering into of a consulting agreement, prior to the Closing Date, to become effective only if the Merger is consummated, between CA Consulting Services, Inc. and Newco (with the Parent guaranteeing Newco's obligations thereunder) in substantially the form of the attached Exhibit 11(f).

         (g) Cancellation of Compensation in Arrears. The Company's submission to the Parent, prior to the Closing, of (1) a document signed by the Company and Engel pursuant to which the Company and Engel agree that all unpaid salary otherwise due and payable by the Company to Engel is cancelled and forgiven, and
(2) a document signed by the Company and Kidsdoc pursuant to which the Company and Kidsdoc agree that all unpaid consulting fees otherwise due and payable by the Company to Kidsdoc are cancelled and forgiven.

                                 13. THE CLOSING

         (a) Time and Place. The Closing of the transactions contemplated by this Agreement shall take place at the offices Bondy & Schloss LLP, 6 East 43rd Street, New York, NY 10017, at 9:30 a.m. Eastern time on March 13, 2001, or at such other place and time mutually agreeable to the Parties. The Closing shall be deemed effective as of the close of business on the Closing Date.

         (b) Deliveries at the Closing by the Company. The Company shall cause the following to be delivered to the Parent at the Closing:

                  (1) An opinion of counsel to the Company, Moses & Singer, LLP, reasonably satisfactory to the Parent and its counsel;

                  (2) A certificate of good standing dated within thirty (30) days of the Closing Date from the Delaware Secretary of State on behalf of the Company;

                  (3) A certified copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement; and

                  (4) Such other documents and instruments required by the terms of this Agreement to be delivered by the Company or the Company Shareholders at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside their reasonable control, such as for example such items are to be provided by third parties).

         (c) Deliveries at the Closing by the Parent. The Parent shall cause the following to be delivered to the Company at the Closing:

                  (1) Instructions to the Parent's transfer agent for the issuance of the certificates for the Parent Shares as provided in Section 3(a);

                  (2) An opinion of counsel to the Parent and Newco, Bondy & Schloss LLP, reasonably satisfactory to the Company and its counsel;

                  (3) A certified copy of the resolutions adopted by the Board of Directors of the Parent as the sole shareholder of Newco, and of the Board of Directors of Newco, authorizing the execution, delivery, and performance of this Agreement; and

                  (4) Such other documents and instruments required by the terms of this Agreement to be delivered by the Parent at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

                               14. INDEMNIFICATION

         (a) Indemnification by the Company Shareholders. Except as hereinafter set forth, each Company Shareholder (except Acorn), by signing and delivering to the Parent a letter of transmittal (the "Letter of Transmittal") that refers to this Section 14, shall jointly and severally:

                  (1) Indemnify and hold harmless the Parent from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any breach of any representation, warranty, covenant, or other agreement on the part of such Company Shareholder and the Company contained in this Agreement or in any certificate, instrument, or other document delivered by the Company Shareholders or the Company pursuant hereto, or any covenant or agreement by or on behalf of such Company Shareholder or the Company set forth in this Agreement which is breached by such Company Shareholder or the Company, but not by all Company Shareholders; and

                  (2) Indemnify and hold harmless the Parent from and against any Loss arising out of or resulting from: (A) any Tax liabilities of the Company with respect to all taxable periods ending prior to taxable period in which the Closing occurs; or (B) the fees and commissions of any broker or advisor engaged by any Company Shareholder or the Company in connection with this transaction (except to the extent that the obligation therefor is directly the obligation of the Parent or Newco).

         (b) Indemnification by the Principal Company Shareholders. Except as hereinafter set forth, each Principal Company Shareholder (except Acorn) shall jointly and severally indemnify and hold harmless the Parent, with respect to the offer and sale, prior to the Closing Date, of the Company Shares or other stock or securities of the Company, from and against any Loss arising out of or resulting from (A) any untrue statement or alleged untrue statement of a material fact contained in any offering documents issued by the Company prior to the Closing Date (the "Documents"); or (B) the omission or alleged omission by the Company in any Documents issued prior to the Closing Date of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading under the Securities Act or otherwise.

         (c) Indemnification by Acorn. Except as hereinafter set forth, Acorn shall indemnify and hold harmless the Parent from any Loss arising out of or resulting from any breach of any representation or warranty of Acorn set forth in its Letter of Transmittal.

         (d) Indemnification by the Parent and the Surviving Corporation. The Parent and the Surviving Corporation shall indemnify and hold harmless the Company Shareholders:

                  (1) From and against any Loss arising out of or resulting from any breach of any representation, warranty, covenant, or other agreement on the part of the Parent contained in this Agreement or in any certificate, instrument, or other document delivered by the Parent to the

Company Shareholders or the Company pursuant hereto, or any covenant or agreement by or on behalf of the Parent or Newco set forth in this Agreement which is breached by the Parent or Newco, including the covenant contained in
Section 9(b), and in the case of a breach of such covenant, the Loss shall include the interest and any penalty due by the Company Shareholders with respect to any tax deficiency due by them by virtue of such breach (but not the amount the tax deficiency), arising by virtue of the fact that the Merger failed to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Code;

                  (2) From and against any Loss arising out of or resulting from the fees and commissions of any broker or advisor engaged by the Parent or Newco in connection with this transaction; and

                  (3) From and against any Loss arising out of or resulting from with respect to the offer and sale of the Parent Shares issuable hereunder and, prior to the Closing Date, of the Parent Shares or other stock or securities of the Parent, from and against any Loss arising out of or resulting from (A) any untrue statement or alleged untrue statement of a material fact contained in any reports filed by the Parent prior to the Closing Date (the "Reports") with the Securities and Exchange Commission, pursuant to the Exchange Act; or (B) the omission or alleged omission by the Parent in any offering documents and/or Reports filed prior to the Closing Date pursuant to the Exchange Act, of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading under the Securities Act or otherwise.

         (e) Notice and Defense. The obligations of the Principal Company Shareholders and the Parent hereunder with respect to their respective indemnities pursuant to this Section 14, resulting from any claim or other assertion of liability by third parties (hereinafter collectively, "Third Party Claim(s)"), shall be subject to the following terms and conditions:

                  (1) The Party seeking indemnification hereunder (the "Indemnified Party") shall give written notice (a "Claim Notice") of any such Third Party Claim(s) to the Party from whom indemnification is sought hereunder (the "Indemnifying Party") within a reasonable time after the Indemnified Party receives notice thereof; provided, however, that the failure to give notice timely shall not affect the Indemnifying Party's obligations hereunder except to the extent that such failure prejudices the Indemnifying Party or its ability to defend such Third Party Claim(s);

                  (2) The Indemnifying Party shall have the right to undertake, with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim(s);

                  (3) In the event that the Indemnifying Party shall fail to notify the Indemnified Party within twenty (20) days of receipt of the Claim Notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party; and

                  (4) No Party shall settle any Third Party Claim(s) without the prior written consent of the Parties, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party Claim(s) (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party for indemnification hereunder with respect to such Third Party Claim(s) shall not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim(s) or pay the Indemnifying Party's reasonable attorneys fees and other out of pocket costs incurred thereafter in continuing the defense of such claim. Regardless of which Party is conducting the defense of any such Third Party Claim(s), the other Parties, with counsel or other representatives of its own choosing and at their sole cost and expense, shall have the right to consult with the Party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the Party conducting the defense of any such claim and its counsel shall in any case keep the other Parties and their counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each Party shall provide to the other Parties such records, books, documents, and other materials as shall reasonably be necessary for such Parties to conduct or evaluate the defense of any Third Party Claim(s) and will generally cooperate with respect to any matters relating thereto.

         (f) Limitations on Indemnification. The foregoing indemnification obligations shall be subject to the following limitations:

                  (1) The amount of any indemnified Loss hereunder shall be reduced by the amount, if any, of the recovery actually received by the Indemnified Party with respect to such indemnified Loss (net of any out-of-pocket collection costs) under applicable insurance policies or from persons or entities not parties to this Agreement (not including any successor in interest or assign of any Party). In the event such a recovery is received by the Indemnified Party after it receives payment or other credit under this Agreement with respect to an indemnified Loss, then the Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (A) the amount of the recovery actually received; or (B) the amount of the indemnity payment made by the Indemnifying Party to the Indemnified Party with respect to such indemnified Loss. Notwithstanding anything herein to the contrary, the terms of this Section 14(f)(1) shall not apply to the extent such provisions would operate to invalidate or otherwise prejudice any claim for insurance or against any third party.

                  (2) The amount of any indemnified Loss arising under this Agreement shall be fairly and equitably reduced to the extent that such indemnified Loss arose by reason of, and is directly attributable to, the negligent or intentional wrongful acts or omissions of the Indemnified Party.

                  (3) The amount of any indemnified Loss hereunder shall be fairly and equitably reduced (or increased) by the amount of the actual reduction (or increase) in income Tax liability of the Indemnified Party after giving effect to incurring by the Indemnified Party of the liability giving rise to the claim for indemnification, the payment by the Indemnified Party of such claim, and the receipt by the Indemnified Party of any indemnity payment with respect to such claim.

         (g) Setoff. Subject to compliance with Section 14(e) and Section 14(f), the Parent shall have the right to indemnification under this Section 14 solely from, and may set off its indemnified Loss only against, the Parent Shares held in escrow pursuant to Section 3(b)(1), and subject in all events to the limitation set forth in Section 3(b)(2); provided, however, that any set-off relating to an indemnification obligation of the Principal Company Shareholders other than Acorn shall be limited to the Minimum Number of Shares (as the term "Minimum Number of Shares" is defined in the Transfer Agreement), and then following release to Acorn of the Transfer Shares (as the term "Transfer Shares" is defined in the Transfer Agreement), if any, to any other Parent Shares to which the Principal Company Shareholders other than Acorn are entitled; and provided further that any set-off relating to any breach of any representation or warranty of Acorn set forth in Acorn's Letter of Transmittal may be applied to the Parent Shares which Acorn is entitled to receive under Section 3(a)(1).

         (h) Dollar Floor. Notwithstanding anything in this Section 14 to the contrary, the foregoing indemnification obligations shall be inapplicable in respect of any Loss unless such Loss, plus all other Losses, exceed an aggregate of fifty thousand dollars ($50,000), in which event the full amount of all Losses shall be indemnified under this Section 14; provided, however, that (1) such fifty thousand dollars ($50,000) floor shall not apply to any indemnification obligations relating to Taxes, and (2) the Parent shall not be entitled to any indemnification under this Section 14 in excess of the number of Parent Shares that are referred to in Section 3(b)(2), except that, in the case of any indemnification obligation relating to either of the events referred to in Section 3(b)(1)(A) and (B), or relating to any breach of the representations referred to in Section 15(a), the Parent shall be entitled to indemnification in an amount of up to two hundred fifty thousand dollars ($250,000) regardless of whether or not any of the Parent Shares are still held in escrow at the time that (3) any Tax authority informs the Parent or the Surviving Corporation pursuant to Section 3(b)(1)(A), (4) any action is commenced against the Parent or the Surviving Corporation pursuant to Section 3(b)(1)(B), or (5) the Parent becomes aware of such breach.

                           15. SURVIVAL OF PROVISIONS

         The representations, warranties, and covenants contained in this Agreement shall survive the Closing for a period of one (1) year, except that the representations and warranties contained in:

         (a) Ownership of Stock and Capitalization. The Letter of Transmittal,
Section 6(d), and Section 7(d) shall be perpetual; and

         (b) Taxes. Section 6(p) and Section 10(c) shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires relating to such matters.

                                  16. EXPENSES

         Except as otherwise specifically provided herein, each of the Principal Company Shareholders and the Company on the one hand, and each of the Parent and Newco on the other hand shall pay all of its respective expenses relating to this transaction, including fees and disbursements of its respective counsel, accountants, brokers, investment bankers, and financial advisors, if the transactions contemplated hereunder are abandoned.

                                17. MISCELLANEOUS

         (a) Assignment. This Agreement shall not be assignable or otherwise transferable by the Parent, Newco, or the Company without the prior written consent of the non-assigning Parties, and shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, heirs, devisees, legatees, beneficiaries, and successors and permitted assigns.

         (b) Fees of Legal Counsel. In the event any Party shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the Party prevailing in any such action shall have the right to recover from its adverse Parties all of its reasonable attorneys' fees and expenses incurred in relation to such claims, as approved by the court on the basis of customary fees charged by attorneys in the State of New York.

         (c) Further Assurances. The Parties shall from time to time hereafter, upon request, execute, acknowledge, and deliver such other instruments and documents, and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

         (d) Modification. No provision contained herein may be modified, amended, or waived except by written agreement or consent signed by the Party to be bound thereby.

         (e) Headings and Captions. Subject headings and captions are included for convenience purposes only, and shall not affect the interpretation of this Agreement.

         (f) Notices. All notices, requests, demands, and other communications permitted or required hereunder shall be in writing, and either (1) delivered in person; (2) sent by express mail or other overnight delivery service providing receipt of delivery; (3) mailed by certified mail, postage prepaid, return receipt requested; or (4) sent by telecopy or other facsimile transmission, with proof of transmission thereof retained by the transmitter, as follows:

If to the Parent:

PediaNet.com, Inc.
15 West End Avenue
Brooklyn, New York 11235
Attention: Steven Richter, President
Tel: (718) 332-3994
Fax: (718) 332-8050

With a copy to:

Bondy & Schloss LLP
6 East 43rd Street
New York, New York 10017
Attention: Gerald A. Adler, Esq.
Tel: (212) 661-3535
Fax: (212) 972-1677

If to the Company:

drpaula.com, Inc.
22 Star Plaza
Washington, New Jersey 07882
Attention: Harold Engel, President
Tel: (908) 689-6800
Fax: (908) 689-5054

With a copy to:

Moses & Singer, LLP
1301 Avenue of Americas, 40th Floor
New York, NY 10019
Attention: Jeffrey M. Davis, Esq.
Tel: (212) 554-7837
Fax: (212) 206-4337

If to the Company Shareholders:

Harold Engel
drpaula.com, Inc.
22 Star Plaza
Washington, New Jersey 07883
Tel: (908) 689-6800
Fax: (908) 689-5054

With a copy to:

Moses & Singer, LLP
1301 Avenue of Americas, 40th Floor
New York, NY 10019
Attention: Jeffrey M. Davis, Esq.
Tel: (212) 554-7837
Fax: (212) 206-4337

Acorn Technology Fund, L.P.
5 Vaughn Drive
Princeton, NJ 08540
Attention:
Tel: (609) 924-3000
Fax: (609) 452-4700

With a copy to:

Smith Stratton Wise Heher & Brennan
600 College Road East
Princeton, New Jersey 08540
Attention: Marsha E. Novick, Esq.
Tel: (609) 924-6000
Fax: (609) 987-6651
or to such other address as any Party or Company Shareholder may designate by notice. Any such notice or communication, if given or made by prepaid, certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

         (g) Severability. If any portion of this Agreement is held invalid, illegal, or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

         (h) Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach, or limit or restrict any right or remedy otherwise available.

         (i) Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

         (j) Entire Agreement. This Agreement (together with the Schedules, Exhibits, and attachments hereto) constitutes the entire agreement of the Parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants, or agreements between the Parties with respect to this matter except those expressly set forth herein.

         (k) Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York without regard to conflict of laws principles of such State. The Parties consent to jurisdiction of any Federal or State court located in New York, NY for resolution of disputes relating to this Agreement.

         (l) Incorporation by Reference. All Schedules, Exhibits, and attachments hereto, and other documents referred to in this Agreement, shall be deemed incorporated herein by any reference thereto as if fully set out.

         (m) Counterparts. This Agreement may be executed in one (1) or more counterparts (all counterparts together reflecting the signatures of all the Parties), each of which shall be deemed to be an original, and all of which together shall constitute one (1) and the same instrument.

         (n) Third Party Beneficiaries. Except with regard to issuance of Parent Shares to the Company Shareholders, Kidsdoc, and Lugo as provided in Section 3(a), and except as provided in Section 16(a), this Agreement is not intended to create any right of enforcement by or in any third party.

         (o) Authority. Each individual signing this Agreement in a representative capacity acknowledges and represents that he is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

         (p) Gender, etc. When used in this Agreement, the masculine shall include the feminine and the neuter and vice versa, and the plural shall include the singular and vice versa.

         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

Pedianet.com, Inc.



By: /s/Steven Richter
   -------------------------
   Steven Richter, President

Pedianet Acquisition Corp.



By: /s/Steven Richter
    -------------------------
    Steven Richter, President

drpaula.com, Inc.



By: /s/Harold Engel
    -------------------------
    Harold Engel, President
    Principal Company Shareholders
    (as to Sections 5, 8, 11, and 14 only)



/s/Harold Engel
-----------------
Harold Engel



/s/Paula Elbirt, M.D.
---------------------
Paula Elbirt, M.D.

/s/Alan G. Cohen
-------------------
Alan G. Cohen

Acorn Technology Fund, L.P.
By: Acorn Technology Partners, L.L.C.,
         Its General Partner

By: /s/John Torkelsen
    ------------------------
    Name:  John Torkelsen
    Title:  Manager